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                                                                   EXHIBIT 12.01

                                OGE Energy Corp.
                                 S E C Method of
                       Ratio of Earnings to Fixed Charges

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                                       Year Ended      Year Ended      Year Ended      Year Ended      Year Ended      Year Ended
                                      Dec 31, 1994    Dec 31, 1995    Dec 31, 1996    Dec 31, 1997    Dec 31, 1998    Jun 30, 1999
                                 --------------------------------------------------------------------------------------------------
 Earnings:

 Net Income                           $123,785,002    $125,256,125    $133,331,785    $132,549,628    $165,871,829    $167,223,193

 Provision For Income Taxes             72,273,713      70,252,859      77,712,155      76,485,740     108,553,778     104,936,360

 Plus Fixed Charges                     76,346,348      79,380,098      69,390,216      67,591,372      72,241,733      78,499,882

          Total Earnings              $272,405,063    $274,889,082    $280,434,156    $276,626,740    $346,667,340    $350,659,435

 Fixed Charges:

       Long-term debt interest          67,679,872      67,549,226      62,412,619      62,572,384      60,856,017      63,748,409

       Other interest expense            7,907,183      11,365,754       6,281,023       4,521,764      10,913,855      13,610,826
       Calculated int  on
           leased property                 759,293         465,118         696,574         497,224         471,861       1,140,647

          Total Fixed Charges          $76,346,348     $79,380,098     $69,390,216     $67,591,372     $72,241,733     $78,499,882


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Ratio of Earnings to Fixed Charges            3.57            3.46            4.04            4.09            4.80            4.47
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                               OGE Energy Corp.
                               S E C Method of
                 Pro Forma Ratio of Earnings to Fixed Charges

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                                                Year Ended    Six Months Ended
                                                Dec 31, 1998    June 30, 1999
                                               --------------------------------
Earnings:

     Net Income                                $132,728,000        $ 44,608,000

Plus Income Taxes:                               86,913,000          20,522,000



Plus Fixed Charges                              115,854,000          60,418,375

     Total Earnings                            $335,495,000         125,548,375

Fixed Charges:

     Long-term debt interest                    104,468,000          52,059,000


     Other interest expense                      10,914,000           7,803,000
     Calculated int on
           leased property                          472,000             556,375

           Total Fixed Charges                 $115,854,000         $60,418,375

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Pro Forma Ratio of Earnings to Fixed Charges           2.90                2.08
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